Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:   Glenn Eanes

Vice President and Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FOURTH QUARTER RESULTS

Winchester, Virginia (June 7, 2006) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for the fourth quarter ended April 30, 2006.

Net sales increased 4% from the prior year to $216,429,000. Sales of core products grew at a rate of 9%, compared with the Company’s previous forward guidance of mid single digit growth. During the fourth quarter, the Company continued its previously announced transition out of certain low margin products. The Company had previously issued forward guidance that anticipated flat overall net sales, inclusive of the transition impact.

Net income for the quarter was $13,514,000, or $0.83 per diluted share, compared with net income of $7,452,000, or $0.44 per diluted share, in the prior year.   Net income was well above the Company’s previous forward guidance of $0.45 to $0.50 per diluted share.

Gross profit was 21.1% of sales, up from 17.6% the previous year. The improved gross profit margin reflected favorable impacts from operational initiatives taken earlier in the fiscal year, combined with healthy seasonal sales levels. Material and labor costs each improved as a percentage of sales,   due to focus on these areas and improvement in the sales mix due to the Company’s ongoing low-margin product transition.

Selling, general and administrative costs declined from 11.8% of net sales in the previous year to 11.1%, due to the continuing impact of cost management efforts and the timing of sales promotions.

For the fiscal year ended April 30, 2006, net sales were $837,671,000, an increase of 8% over fiscal 2005. Excluding the impact of the low-margin product sales transition, sales increased 9% for the year. The Company’s gross margin of 17.9% in fiscal 2006 compared to 19.6% in the prior year. Net income for fiscal 2006 was $33,210,000 or $2.00 per diluted share, compared with $35,591,000 or $2.11 per diluted share for the prior year.

Looking ahead to the first fiscal quarter of 2007, the Company expects a mixed environment for remodeling and new construction demand that will support core product sales growth of 3% to 7%. The impact of the Company’s continued transition out of low-margin products is expected to limit the increase in total sales to 0% to 4%. The Company expects its gross margin rate will remain above 20% in the first quarter of 2007 and exceed prior year, as the favorable impact of operational improvements, previous pricing actions and improved sales mix more than offset the impact of inflationary pressures from rising material and fuel costs. The Company expects selling, general and administrative costs to increase as a percent of sales over the prior year due to higher performance-based compensation costs. The Company will implement FAS 123R during the first quarter of fiscal 2007. Exclusive of stock-based compensation expense, the Company expects net income to be in the range of $0.65 to $0.70 per diluted share, compared with $0.45 in the first quarter of last year. Inclusive of stock-based compensation expense, the Company expects earnings to be in the range of from $0.60 to $0.65 per diluted share.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and home manufacturers and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended April 30		Twelve Months Ended April 30
	2006	2005	2006	2005
Net Sales	$216,429	$207,131	$837,671	$776,990
Cost of Sales & Distribution	170,708	170,673	687,978	624,610

Gross Profit	45,721	36,458	149,693	152,380
Sales & Marketing Expense	16,556	18,071	70,361	67,225
G&A Expense	7,445	6,063	25,913	26,788

Operating Income	21,720	12,324	53,419	58,367
Interest & Other (Income) Expense	(77)	108)	(282)	22
Income Tax Expense	8,283	4,764	20,491	22,754

Net Income	$13,514	$7,452	$33,210	$35,591

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	16,362,372	16,850,354	16,586,062	16,879,877
Earnings Per Diluted Share	$0.83	$0.44	$2.00	$2.11

Balance Sheet

	April 30 2005	April 30 2004
Cash & Cash Equivalents	$47,955	$24,406
Customer Receivables	53,514	52,877
Inventories	68,522	65,213
Other Current Assets	13,608	14,158

Total Current Assets	183,599	156,654
Property, Plant & Equipment	175,384	185,513
Other Assets	18,560	19,001

Total Assets	$377,543	$361,168

Current Portion – Long-Term Debt	$1,456	$1,046
Accounts Payable & Accrued Expenses	81,617	81,496

Total Current Liabilities	83,073	82,542
Long-Term Debt	27,761	29,217
Other Liabilities	25,048	34,218

Total Liabilities	135,882	145,977
Stockholders’ Equity	241,661	215,191

Total Liabilities & Stockholders’ Equity	$377,543	$361,168